EXHIBIT 99

                  PRESS RELEASE OF CHESTERFIELD FINANCIAL CORP.






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Contact: Michael E. DeHaan
         Chairman, President & CEO
         773.239.6000

                          CHESTERFIELD FINANCIAL CORP.
               REPORTS REVISED EARNINGS PER SHARE FOR FISCAL 2003

CHICAGO, Illinois, July 24, 2003 - Chesterfield Financial Corp. (NASDAQ: CFSL) the parent company of Chesterfield Federal Savings and Loan Association of Chicago, today reported revised earnings per share for the fiscal year ended June 30, 2003.

As revised, basic and diluted earnings per share for fiscal 2003 were $0.78 and $0.77, respectively, and not $0.84 and $0.83, as previously reported. The revision to earnings per share corrects a typographical error made during the preparation of the original report, dated July 22, 2003. Net income for the year ended June 30, 2003, remains unchanged at $2.8 million